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                        (Letterhead of Slaughter and May)





Dean Witter Reynolds Inc.,
2 World Trade Center,
New York,
New York 10048,
U.S.A                                                            January 5, 2000

Dear Sirs:

                 Morgan Stanley Dean Witter Select Equity Trust
                 ----------------------------------------------
                 Select Global 30 Portfolio 2000-1 (the "Trust")
                 ----------------------------------------------


               We have acted as Hong Kong counsel in connection with the taxation aspects of the issue of units in the above Trust.

               This opinion is limited to Hong Kong law as applied in practice on the date hereof by the Inland Revenue. This opinion is governed by and shall be construed in accordance with Hong Kong law.

               For the purpose of this opinion, the only documentation which we have examined is a draft, dated 17th December, 1999, of the Trust's prospectus (the "Prospectus") which we understand will be included in the Registration Statement for the Trust to be filed with the Securities and Exchange Commission on or around 6th January, 2000. Terms defined in the Prospectus have the same meaning herein.

               We have assumed for the purposes of this opinion that:

          (i) for taxation purposes the Trustee is not a Hong Kong resident but is a United States resident; the Trust does not carry on a trade, profession or business in Hong Kong and the general administration of the Trust (including portfolio management) will be carried out only in the United States; and no Units are registered in a register kept in Hong Kong by or on behalf of the Trustee; and

          (ii) no Holder of Units is resident or ordinarily resident in Hong Kong, nor is that Holder carrying on a trade, profession or business in Hong Kong and has no profits arising in or derived from Hong Kong in respect of the carrying on of such trade, profession or business.


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                                      -2-

               We understand that the Trust will consist of a single portfolio consisting of 30 stocks which are the 10 common stocks in each of the Dow Jones Industrial Average, the Financial Times Ordinary Share Index and the Hang Seng Index having the highest dividend yields on the Stock Determination Dates specified in the Prospectus.

               In our opinion the taxation paragraphs on page 15 of the Prospectus, under the heading "Hong Kong Taxation", represent a fair summary of the material Hong Kong taxation consequences for Holders of Units of the Trust.

               On 1st July, 1997 Hong Kong became the Hong Kong Special Administrative Region (the "HKSAR") of the People's Republic of China (the "PRC"). On 4th April, 1990 the National People's Congress of the PRC (the "NPC") adopted the Basic Law of the HKSAR (the "Basic Law"). Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30th June, 1997, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law, shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force at 30th June, 1997 are to be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the "Standing Committee") to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law. On 23rd February, 1997 the Standing Committee adopted a decision (the "Decision") on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that the "laws previously in force in Hong Kong, which include the common law, the rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR". Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision "which are in contravention of the Basic Law" are not to be adopted as the laws of the HKSAR. One of the Ordinances set out in that Annex is The Application of English Law Ordinance (the "English Law Ordinance"). The English Law Ordnance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively from 1st July, 1997 and that the common law and rules of equity of England which applied in Hong Kong on 30th June, 1997 continue to apply, subject to their subsequent independent development.

               The opinion is addressed to you on the understanding that you (and only you) may rely upon it in connection with the issue and sale of the Units (and for no other purpose).

               This opinion may not be quoted or referred to in any public document or filed with any governmental agency or other person without our written consent. We consent, however, to the reference which is made in the Prospectus to our opinion as to the Hong Kong tax consequences to Holders


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                                      -3-

of Units of the Trust and we consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Yours faithfully,

                                                  /s/Slaughter and May
                                                  --------------------
                                                     Slaughter and May